Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

NAME	STATE OF INCORPORATION
Albert’s Organics, Inc.	California
Natural Retail Group, Inc.	Delaware
Nutrasource, Inc.	Washington
Rainbow Natural Foods, Inc.	Colorado
Select Nutrition Distributors, Inc.	Delaware
Stow Mills, Inc.	Vermont
United Natural Foods Pennsylvania, Inc.	Pennsylvania
United Natural Foods West, Inc.	California
United Natural Trading, Inc. Co. d/b/a Hershey Imports Company, Inc.	Delaware
United Natural Transportation Co.	Delaware
United Northeast LLC	Delaware